Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Imperalis Holdings Corp. on Form S-1 of our report dated August 16, 2022, with respect to our audits of the consolidated financial statements of TurnOnGreen, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, New York

October 14, 2022